Exhibit 10.1

AMENDMENT
TO
AMENDED AND RESTATED CONSULTING AGREEMENT

Pursuant to the terms of the Amended and Restated Consulting Agreement, dated August 6, 2015, by and between Actinium Pharmaceuticals, Inc. and Sandesh Seth (the “Agreement”), the Board of Directors of the Company has duly adopted a resolution approving this Amendment to the Agreement to extend the term of the Agreement to February 11, 2021 as follows:

1.       The first sentence of Section 7 (Term and Severance) of the Agreement is hereby amended to read in its entirety as follows:

“The term of your consulting arrangement shall end on February 11, 2021.”

2.       All other terms and provisions of the Agreement shall remain unchanged and in full force and effect as written.

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Consulting Agreement is made effective this 5th day of May, 2017.

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ Kaushik J. Dave
Name:	Kaushik J. Dave
Title:	Chief Executive Officer